Exhibit 99.4

For Immediate Release

nFinanSe Inc. Announces Issuance of Series A Preferred Stock
and Note Exchange

BRADENTON, FL - January 3, 2007 - nFinanSe Inc. (OTC Bulletin Board: NFSE), today announced that on December 29, 2006, the Company completed the issuance of 9,327,930 shares of Series A Convertible Preferred Stock. As part of a two step transaction, the Company stated it had completed the exchange of all of its outstanding Senior Secured Convertible Notes, in the aggregate amount of $5,327,930 of principal and accrued but unpaid interest, into 5,327,930 shares of its Series A Convertible Preferred Stock at the exchange rate of $1.00 per share. Every share of the Series A Convertible Preferred Stock is convertible into one share of the Company’s common stock at a conversion rate of $1.00.

Further, in a private placement occurring concurrently with the exchange, the Company received $4,000,000 in proceeds from the sale of an additional 4,000,000 shares of Series A Convertible Preferred Stock, convertible into the Company’s common stock at $1.00 per share, to accredited investors, including certain investors who had been holders of the Company’s previously outstanding Senior Secured Convertible Notes.

After the transactions described above, the Company has 9,327,930 shares of Series A Convertible Preferred Stock outstanding and all Senior Secured Convertible Notes have been cancelled and are no longer outstanding.

Raymond P. Springer, Executive Vice President and Chief Financial Officer, said, “We are pleased to have completed both the $4 million sale of Series A Convertible Preferred Stock and the exchange of $5.3 million of Series A Convertible Preferred Stock for all of the Senior Secured Convertible Notes. As a result of these transactions, we have eliminated all of the Company’s funded debt, added $4 million to our cash balances and substantially increased stockholders equity by $9.3 million. We believe these transactions strengthen our balance sheet and provide us with capital for growth in 2007.”

About nFinanSe Inc.
nFinanSe Inc. is an innovative financial services company and provider of stored value and prepaid card solutions headquartered in Bradenton, Florida. nFinanSe has developed the nFinanSe Network, a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple stored value prepaid card processors and issuing banks. nFinanSe owns and operates the nFinanSe Network as a standardized, national network of stored value and prepaid card cash load stations located throughout the United States.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements based on the Company’s current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words and include statements regarding the strength of the Company’s balance sheet and capital for growth. Forward-looking statements in this release are based on information available to the Company as of the date hereof. The Company’s actual results may differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include the Company’s ability to execute its business strategy and the other risk factors disclosed in the Annual Report on Form 10-K for the year ended September 30, 2006 on file with the Securities and Exchange Commission. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

# # #

Contacts: Clare J. Morgan
Vice President, Marketing           nFinanSe Inc.
941-753-2875

nFinanSe Inc.
6315 31st Street East - Bradenton, FL 34203
941.753.2875 Telephone - www.nfinanse.com - 941.758.2185 Fax